UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CTI BioPharma Corp.
(Name of Registrant as Specified In Its Charter)
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ON NOVEMBER 29, 2017, CTI BIOPHARMA CORP. (THE “COMPANY”) WILL MAKE THE FOLLOWING LIST OF QUESTIONS AND ANSWERS RELATED TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS AVAILABLE ON ITS WEBSITE. THE SPECIAL MEETING OF SHAREHOLDERS IS EXPECTED TO BE HELD ON JANUARY 24, 2018.

CTI BioPharma Corp.’s Special Meeting of Shareholders
Questions and Answers

1.	What exactly are you doing?

We are changing the state of the Company’s incorporation from Washington to Delaware. This change of the state of incorporation will be pursued by means of a merger of the Company into a fully owned Delaware subsidiary. We will still be the same company, with the same management and the same employees, with our headquarters in Seattle. In order to effect the merger, we are required to obtain shareholder approval.

2.	Why are you doing this? / Why are you moving to Delaware?

Most public companies in the United States are organized in Delaware. Delaware has one of the most highly developed, flexible and modern statutory corporation laws, a large and predictable body of precedent, and a court system that is widely recognized as the nation’s preeminent forum for resolving corporate legal matters. We think this move could make it easier for us to attract directors and officers and raise capital. It will also help us save some money because the merger will result in a delisting of the Common Stock of the Company from the Mercato Telematico Azionario (MTA) in Italy. Delisting from the MTA will generally eliminate certain legal fees and administrative burdens which could adversely affect our ability to raise capital.

3.	Can you give any more detail on the benefits of Delaware?

i.
Delaware Court of Chancery: Incorporation in Delaware will provide our company and shareholders with access to Delaware’s Court of Chancery, a special court with highly qualified and knowledgeable judges that hear corporate law cases. Washington does not have a similar specialized court.

ii.
Delaware Corporate Law: Incorporation in Delaware will mean that our shareholders, directors and management will benefit from a highly developed body of corporate law that helps to promote consistency and predictability in all areas of corporate law.

iii.
Reduced Costs: The familiarity and common acceptance of Delaware law may also result in reduced costs. The Delaware company will generally no longer need to retain separate counsel to advise on Washington law matters, thereby potentially reducing legal fees and administrative burden. We expect that the delisting in Italy will also result in reduced costs in Italy as we will not generally need to retain separate counsel in Italy to advise on Italian law and therefore will reduce our legal fees. The delisting could also make it easier and less expensive to raise capital.

iv.	Attracting Directors and Officers: We expect that incorporating in Delaware will enhance the ability to attract and retain qualified directors and officers.

4.	Is the Delaware company moving the Company's headquarters out of Seattle?

No.

5.	Is the Delaware company changing the Company's name?

No.

6.	Will there be any change to the Company’s directors and officers?

No. The directors and officers will not change and will be appointed as directors and officers of the Delaware company. Adam Craig will remain our Chief Executive Officer.

7.	Will the focus of the business change?

(a)	No. There will be no change in focus of the business at all.

(b)	The Delaware company will own all of the Company’s assets and assume all of the Company’s obligations.

(c)	There will be no change in the location of any of the Company’s offices.

8.	Will there be any change to the Company’s financial statements?

No.

9.	Will there be any change to our common stock or preferred stock?

No. Each outstanding share of common stock and preferred stock will automatically convert into one share of common stock or preferred stock of the Delaware company. Assuming we receive shareholder approval on the merger, if you are a shareholder you do not need to do anything.

10.	Does this transaction require shareholder approval?

Yes. Under Washington law, we need to get shareholder approval of the merger. We need the support of a majority of votes cast at the special meeting, which has to be at least 15% of the shares eligible to vote.

11.	If the merger occurs, do shareholders need to do anything in order to obtain the new common stock and new preferred stock?

No. If the merger occurs, common stock and preferred stock will automatically convert into common and preferred stock of the new Delaware company. Physical stock certificates of the Company will be deemed stock certificates of the Delaware company. If you are a shareholder, you do not need to do anything.

12.	Will there be any change to the Company’s employee benefits and equity awards?

No. The Delaware company will assume all of the plans of the Company. Each outstanding option or award to acquire shares of common stock will be converted into an option or award to acquire an equal number of shares of the Delaware company’s common stock under the same terms and conditions as the original options or awards.

13.	What will change?

(a)
New charter and bylaws. The Delaware company will adopt a new charter and bylaws. As a practical matter, the rights of shareholders under the charter and bylaws of the Delaware company are substantially identical to the rights under the Company's charter and bylaws, with some minor changes made mainly to accommodate differences between Delaware and Washington law. The proxy statement related to the shareholder meeting outlines the differences between the rights of shareholders under Delaware law and the new Delaware charter and bylaws compared to Washington law and the old Washington charter and bylaws.

(b)
Application of Delaware law. The Delaware company will be governed by Delaware law and no longer by Washington law. The proxy statement related to the shareholder meeting outlines the differences between the rights of shareholders under Delaware law and the new Delaware charter and bylaws compared to Washington law and the old Washington charter and bylaws.

(c)
Italian delisting. The consummation of the merger will automatically trigger the delisting of the Common Stock from the MTA in Italy. Delisting from the MTA means that if Italian shareholders desire to buy or sell shares they must buy or sell our shares on Nasdaq.

14.	Will the Delaware company trade on Nasdaq?

Yes, the Delaware company will trade on Nasdaq and Italian shareholders will also be able to sell their shares of common stock on Nasdaq.

15.	Will the Delaware company trade on the MTA?

No. The merger will automatically trigger a delisting of the common stock of the Company from the MTA and the Delaware company will not require dual listing on the MTA.

16.	If we are not listed in Italy, how can Italian shareholders sell their shares?

The Delaware company will still be listed on Nasdaq and Italian shareholders will be able to sell their shares on Nasdaq. Most Italian banks and brokers have a U.S. branch or a relationship with a U.S. broker who can sell on Nasdaq.

17.	What do shareholders need to do in order to vote?

(a)
US shareholders can vote by telephone, over the internet, by mailing a proxy card, or by attending the special meeting of shareholders. The details of voting requirements are set out in the proxy statement which the company has filed with the SEC. If you hold your shares through a broker, bank or other nominee (e.g. as a beneficial owner), you must comply with the requirements included in the voting instruction card provided by the bank, broker or other nominee that holds your shares.

(b)
If you are an Italian shareholder who has requested and received a Certification, and you are not intending to vote in person, then, in order for your vote to be counted at the Special Meeting, your Certification and Italian proxy card must be returned by mail to the address shown on the card or by facsimile to the facsimile number shown on the card prior to the adjournment of the Special Meeting.

18.	Are there any regulatory approvals or filings in the US associated with the merger?

Yes. To the Company’s knowledge, the only required regulatory or governmental approvals or filings are (1) filing the Articles of Merger with the Secretary of State of Washington, (2) filing the Certificate of Merger with the Secretary of State of Delaware and (3) filing a proxy statement and certain other documents with the SEC, all of which the Company has done or will do once the merger is approved by shareholders.

19.	Are there any regulatory approvals in Italy associated with the merger?

No, as the merger will result in an automatic delisting of the Company’s common stock in Italy. However, we have discussed the transaction with Italian regulators and agreed with them certain procedural steps.

20.	Are there any conditions to the occurrence of the merger?

The only condition to the occurrence of the merger is shareholder approval. We need the support of a majority of votes cast at the special meeting, which has to be at least 15% of the shares eligible to vote. However, the Company can elect not to proceed with the merger at any time including after obtaining the vote of the company’s shareholders.

21.	Do shareholders have appraisal rights or dissenters rights?

No.

22.	When do you expect the merger will occur?

We expect that the special meeting of shareholders and the merger will occur in the first quarter of 2018.

23.	Are there any adverse tax consequences to the merger?

The Company believes that the merger constitutes a tax-free “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.